Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253 Ext. 23
C&D TECHNOLOGIES ANNOUNCES PRELIMINARY FISCAL 2006 THIRD
QUARTER FINANCIAL RESULTS
     Blue Bell, PA—November 15, 2005—C&D Technologies, Inc., a leading global producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced preliminary financial results for the third quarter ended October 31, 2005.
     Revenues for the third quarter are expected to have been approximately $127 million, which would represent an increase of approximately 3% from the second quarter ended July 31, 2005 and up 13% from the comparable third quarter of fiscal 2005.
     Operating loss including special charges is expected to have been in the range of $1.7 million to $1.9 million, subject to our ongoing review of certain assets as described below. Excluding special charges, we expect operating income to be less than operating income recorded in the recent second quarter driven primarily by unfavorable product mix coupled with higher material costs specifically related to third party manufacturing for the Power Electronics division. Special charges recorded during the third quarter included:
•	An inventory adjustment of approximately $2.3 million in connection with our customers’ accelerated implementation of the European Union’s Restriction on the Use of Hazardous Substances (RoHS) and comparable laws in the US;

•	Assimilation charges of approximately $700,000 related to the integration of acquisitions completed in fiscal 2005; and

•	Severance and related charges totaling approximately $800,000 in conjunction with the realignment of the company’s management team.

     A review of long-lived assets, goodwill and identifiable intangible assets and related tax assets for the Power Electronics division, whose balances at July 31, 2005 were approximately $21 million, $78 million and $9 million, respectively, is in progress. The results of this review are expected to be reported with the quarterly 10-Q filing. While we expect we may have to write off some of these balances, the magnitude is yet to be determined.
     Dr. Jeffrey Graves, President and CEO of C&D Technologies, commented, “The entire C&D team worked hard this quarter to execute our turnaround plan while continuing the implementation of processes to improve customer response. While I’m pleased we delivered on our financial guidance in posting sequential improvement in revenues, we still have work to do on improving operating margins.”
     Dr. Graves continued, “As we head down the homestretch of fiscal 2006, I remain confident that the tone of business is sound for all of C&D’s operating segments. The Motive Power division posted improving sales growth and moderated its operating loss, and will increasingly benefit from lower costs associated with our Reynosa facility moving forward. The Standby Power division had a great quarter with strong top line growth and profitability, and is expected to benefit in Q4 and fiscal 2007 from better fundamentals in key end markets such as wireless telecommunications. Results from the Power Electronics division should benefit from improved sales momentum and future cost savings associated with the continued integration of acquisitions completed in fiscal 2005.”
     Dr. Graves concluded, “One of my key near-term goals as President and CEO of C&D Technologies is to restore credibility with our shareholders by delivering on our commitments and generating consistent and solid financial performance. From my vantage point today, after having met and talked with many of C&D’s customers, the fourth quarter looks sound. Barring significant changes to raw material prices, and before special charges, the fourth quarter should see a step forward in terms of revenue and operating profit improvements.”

     C&D Technologies expects to announce final third quarter results and hold its quarterly investor conference call during the week of December 5, 2005. The company’s SEC form 10-Q will also be filed at that time.
Forward-looking Statements:
     This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company’s Securities and Exchange Commission filings (including without limitation the company’s annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company’s actual results to differ materially from those expressed in any forward-looking statements made herein.